Corporate Communications
P. O. Box 388
Yazoo City, Mississippi 39194
(662) 746-4131

News Release

                                                                                           Contacts:      Keith Johnson, Investor Relations
                                                                                                                 Melinda Hood, Corp. Communications
                                                                                                                 Mississippi Chemical Corporation
                                                                                                                 (662) 746-4131
                                                                                                                 For further information, please visit our
                                                                                                                 website @ www.misschem.com

Mississippi Chemical Reports Resignation of Chief Executive Officer and Names New CEO and COO

          YAZOO CITY, Miss. -- January 30, 2004 - Mississippi Chemical Corporation (OTC BB: MSPIQ.OB) today reported that Charles O. Dunn, the company's president and chief executive officer and a director of the company, has notified the Board of Directors of his intention to resign his positions on March 1. Coley L. Bailey, the chairman of the board, will assume the responsibilities of the chief executive officer as well as retain his position as chairman. Additionally, on December 1, 2003, Larry Holley was named Senior Vice President and Chief Operating Officer for the company.

          "The company's markets have improved significantly, and the company's debt to its pre-petition lenders has been substantially reduced. These and other restructuring efforts have positioned the company to achieve an orderly resolution to its reorganization process," Dunn said. "It's my belief that Mississippi Chemical will benefit from fresh leadership, and a change at this time will allow the transition to be in place when the company emerges from bankruptcy. My departure is completely amicable with the board of directors and the company's major creditors, all of whom have been very professional and understanding about the environment in which we've been operating." Dunn joined the company in 1978 and became president and chief executive officer in 1993.

          The company's newly named CEO, Coley Bailey, has served as a member of the board of directors since 1979 and as chairman since l988. He has been one of the primary leaders in agriculture in Mississippi for many years. "Chuck Dunn has served as president and chief executive officer of the company during some of its best and worst times. The early years of his leadership were characterized by expansion and strong financial results for the company. He led Mississippi Chemical in its transition from a cooperative to a public company traded on the New York Stock Exchange. Although the depressed global agricultural industry and the unprecedented volatility in the natural gas market have made his most recent years as CEO extremely difficult ones, Chuck's leadership has been invaluable in guiding the company through this period. Factors beyond his control created the situation resulting in the company's bankruptcy filing. We regret his leaving but certainly understand his desire to begin doing something new," Bailey said.

          "We are making considerable progress in refocusing the company's operations to adapt to the changed conditions in this global industry," Bailey continued. "Our principal segment, the nitrogen business, is generating healthy margins despite very high gas prices, and we are encouraged by the improving phosphate market."

          Larry Holley joined Mississippi Chemical in 1974 in its engineering department. He served as president of the company's ammonia production joint venture in the Republic of Trinidad and Tobago, Point Lisas Nitrogen Limited, from 1998 to 2000. Most recently, he has served as vice president of nitrogen production for the company. Holley will report to Bailey. "The transition for Larry to assume the COO position for the company began last summer. We all have complete confidence in his skills and leadership in directing the business operations of the company," Bailey said.

          Mississippi Chemical Corporation is a leading North American producer of nitrogen, phosphorus and potassium products used as crop nutrients and in industrial applications. Production facilities are located in Mississippi, Louisiana and New Mexico, and through our joint venture, Point Lisas Nitrogen Limited, in The Republic of Trinidad and Tobago. On May 15, 2003, Mississippi Chemical Corporation, together with its domestic subsidiaries, filed voluntary petitions seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code.

          Except for the historical statements and discussion contained herein, statements set forth in this news release constitute "forward-looking statements." These forward-looking statements rely on a number of assumptions concerning future events, risks, and other uncertainties that are beyond the company's ability to control. Readers are cautioned that a number of factors could cause actual results to differ materially from the forward-looking statements, including without limitation: (i) the ability of the company to operate pursuant to the terms of the debtor-in-possession revolving and term loan financing facilities, (ii) operating constraints, costs and uncertainties associated with the bankruptcy proceedings, (iii) the ability of the company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 cases, (iv) the ability of the company to receive trade credit, (v) the ability of the company to maintain contracts that are critical to its operations, (vi) changes in matters which affect the global supply and demand of fertilizer products and industrial chemicals, (vii) high natural gas prices and the volatility of the natural gas market, (viii) a variety of conditions in the agricultural industry such as grain prices, planted acreage, projected grain stocks, U.S. government policies, weather, and changes in agricultural production methods, (ix) possible unscheduled plant outages and other operating difficulties, (x) price competition and capacity expansions and reductions from both domestic and international competitors, (xi) foreign government agricultural policies (in particular, the policies of the governments of India and China regarding fertilizer imports), (xii) the relative unpredictability of international and local economic conditions, (xiii) the relative value of the U.S. dollar, (xiv) regulations regarding the environment and the sale and transportation of fertilizer products, (xv) oil costs and the impact of war in the Middle East, (xvi) the occurrence of any national calamity or crisis, including an act of terrorism, (xvii) the continuing efficacy of unfair trade remedies, and the outcome of pending unfair trade remedy (antidumping) cases, (xviii) our ability to retain key employees, and (xix) other important factors affecting the fertilizer industry and US as detailed under the heading "Certain Business Factors" and elsewhere in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

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